151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _____________________________________________________________________________________

AETNA REPORTS FOURTH-QUARTER AND FULL-YEAR 2010 RESULTS

●	Fourth-quarter 2010 operating earnings per share (1) were $.63; compared to the Thomson-First Call mean of $.62
●	Full-year 2010 operating earnings per share were $3.68; compared to the Thomson-First Call mean of $3.65
●	Net income per share was $.53 for the fourth quarter 2010 and $4.18 for the full year
●	Commercial medical benefit ratio was 80.7 percent in the fourth quarter 2010 and 80.6 percent for the full year 2010
●	Medical membership totaled 18.5 million members at December 31, 2010
●	Company declares quarterly dividend of $.15 per share
●	Aetna projects full-year 2011 operating earnings per share of $3.70 to $3.80 (2)

HARTFORD, Conn., February 4, 2011 ― Aetna (NYSE: AET) today announced fourth-quarter 2010 operating earnings (1) of $255.0 million, or $.63 per share, a per share increase of 58 percent over 2009.  Full-year 2010 operating earnings were $1.6 billion, or $3.68 per share, a per share increase of 34 percent over 2009. The increase in both the fourth quarter and full-year 2010 operating earnings were largely the result of higher Commercial underwriting margins driven by management actions to appropriately price the business, and lower utilization, as well as a reduced number of shares outstanding, partially offset by lower Commercial Insured membership.  Full-year 2010 operating earnings also reflect favorable prior-period reserve development.  Net income for the fourth quarter was $215.6 million, or $.53 per share, including $.10 per share of net realized capital gains and other items.  Full-year net income was $1.8 billion, or $4.18 per share, a per share increase of 47 percent over 2009.

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Fourth Quarter Financial Results at a Glance

(Millions, except per share results)	2010	2009	Change
Revenue, excluding net realized capital gains and the 2009 ESI settlement (3)	$ 8,512.1	$ 8,697.4	(2)%
Net realized capital gains, net of taxes	18.1	28.6	(37)%
Operating earnings	255.0	178.6	43%
Net income	215.6	165.9	30%

Per share results:
Operating earnings	$ .63	$ .40	58%
Net income	.53	.38	39%

Weighted average common shares - diluted	403.3	441.5

Full-Year Financial Results at a Glance

(Millions, except per share results)	2010	2009	Change
Revenue, excluding net realized capital gains and the 2009 ESI settlement (3)	$ 34,018.5	$ 34,678.9	(2)%
Net realized capital gains, net of taxes	183.8	55.0	234%
Operating earnings	1,555.4	1,237.9	26%
Net income	1,766.8	1,276.5	38%

Per share results:
Operating earnings	$ 3.68	$ 2.75	34%
Net income	4.18	2.84	47%

Weighted average common shares - diluted	422.9	449.5

“Aetna’s strong operating results in 2010 demonstrate the significant performance improvement we have made by remaining disciplined while focusing on customer needs,” said Ronald A. Williams, chairman. “As it becomes even more imperative to address quality and affordability in health care, Aetna will play an increasingly important role. I am confident that we are well-positioned with the right management team and long-term strategy to capitalize on the domestic and global opportunities in health care.”

“Our company’s success, as always, is centered on creating value for our customers by offering innovative products and services that improve quality and help manage costs through integrated benefit designs and member engagement,” said Mark T. Bertolini, CEO and president.  “Even as we continue to navigate through a difficult economy, we are squarely focused on making investments in our business that can help meet the needs of current and future customers.”

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“Aetna’s strategic approach to capital management and diversification is centered on creating value for shareholders by deploying our strong cash flows to reinvest in our business, make acquisitions and return capital to shareholders,” said Joseph M. Zubretsky, senior executive vice president and CFO.  “Our acquisition of Medicity, the innovative transaction with Vitality Re and the increased dividend announced separately today underscore our commitment to enhancing total return to our shareholders.

“Aetna projects full-year 2011 operating earnings per share of $3.70 to $3.80,(2)” Zubretsky added.

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:
●
Operating earnings of $280.4 million for the fourth quarter of 2010, compared to $261.6 million for the corresponding period in 2009.  The increase in operating earnings was primarily due to higher Commercial underwriting margins driven by management actions to appropriately price the business, and lower utilization, partially offset by lower Commercial Insured membership in 2010.  Operating earnings included approximately $67 million after tax of favorable prior-period reserve development in both the fourth quarter of 2010 and 2009.

●
Revenues(3) for the fourth quarter of 2010 decreased 2 percent to $7.9 billion from $8.0 billion for the fourth quarter of 2009.  This decrease was primarily due to a decline in premium revenue primarily due to lower Commercial Insured membership in 2010, as well as a decline from the mix of business, partially offset by premium rate increases. Including net realized capital gains and the 2009 ESI settlement, total revenue for the fourth quarter 2010 decreased 2 percent to $7.9 billion from $8.1 billion for the fourth quarter 2009.

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●	Medical benefit ratios ("MBRs") for fourth quarter 2010 and 2009 were as follows:

	2010	2009
Commercial	80.7%	85.0%
Medicare	91.1%	86.7%
Medicaid	86.0%	84.9%
Total	83.0%	85.4%

➢
Excluding prior-period reserve development, the Commercial MBR was 82.3 percent and 86.1 percent for the fourth quarter of 2010 and 2009, respectively. Commercial medical costs include favorable development of prior-period health care cost estimates of approximately $88 million in the fourth quarter of 2010 (primarily related to third quarter 2010 incurred medical costs) and approximately $59 million in the fourth quarter of 2009.

➢	Medicare medical costs included approximately $28 million of favorable development of prior-period health care cost estimates in the fourth quarter of 2009. There was no significant development of prior period Medicare health care cost estimates in the fourth quarter of 2010. Medicaid medical costs included favorable development of prior-period health care cost estimates of approximately $16 million in the fourth quarters of both 2010 and 2009.
●
Sequentially, fourth-quarter 2010 medical membership decreased by 60,000 to 18.468 million; pharmacy benefit management services membership decreased by 112,000 to 9.415 million; and dental membership decreased by 51,000 to 13.747 million.

●	Net income was $244.7 million for the fourth quarter of 2010, compared with $232.4 million for the fourth quarter of 2009.

Full-year 2010 operating earnings for Health Care were $1.7 billion, compared with $1.4 billion in 2009.  The increase in operating earnings was primarily due to higher Commercial underwriting margins driven by management actions to appropriately price the business, lower utilization and favorable prior period reserve development, partially offset by lower Commercial Insured membership in 2010. Our underwriting margins in 2010 and 2009 included $76 million after tax of favorable prior-period reserve development and $75 million after tax of unfavorable prior-period reserve development, respectively.  Full-year 2010 net income was $1.8 billion, compared to $1.4 billion in 2009.  Full-year 2010 Commercial MBR was 80.6 percent, compared to 84.5 percent for 2009.

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Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
●
Operating earnings of $20.5 million for the fourth quarter of 2010, compared with an operating loss of $14.1 million for the fourth quarter of 2009. The increase was primarily due to higher disability and long-term care underwriting margins and lower operating expenses partially offset by lower life underwriting margins.  In both periods, underwriting margins were impacted by increases in long-term disability reserves due to lower discount rates, reflecting declining yields in the investment portfolio supporting this business.  In 2009, the reserve increase also resulted from longer disability claim durations.

●	Net income of $24.9 million for the fourth quarter of 2010, compared with $1.3 million for the fourth quarter of 2009.
●
Revenues (3) for the fourth quarter of 2010 were $502.6 million, compared with $510.1 million for the fourth quarter of 2009.  Fourth quarter total revenue, which includes net realized capital gains, was $509.4 million in 2010 and $525.5 million in 2009.

Full-year 2010 operating earnings for Group Insurance were $128.0 million, compared with $103.8 million in 2009.  The increase was primarily due to a decrease in operating expenses as well as improved underwriting margins in our disability products, partially offset by lower underwriting margins in our long-term care and life products.  Full-year 2010 net income was $179.6 million, compared to $145.6 million in 2009.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
●	Operating earnings of $6.4 million for the fourth quarter of 2010, compared with $8.6 million for the fourth quarter of 2009.
●	Net loss of $1.7 million for the fourth quarter of 2010, compared with net income of $9.7 million for the fourth quarter of 2009.

Full-year 2010 operating earnings for Large Case Pensions were $27.8 million, compared with $32.2 million for 2009.  The decrease is consistent with the run-off nature of this segment. Full-year 2010 net income was $29.0 million, compared to $26.4 million for 2009.

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Total company results
●
Revenues (3) were $8.5 billion for the fourth quarter of 2010 compared with $8.7 billion for the fourth quarter of 2009.  This 2 percent decrease was primarily due to a decline in Health Care premium revenue primarily due to lower Commercial Insured membership in 2010, as well as a decline from the mix of business, partially offset by premium rate increases.  For full-year 2010, revenues (3) were $34.0 billion compared with $34.7 billion for 2009.  Including net realized capital gains and the 2009 ESI settlement, revenues were $8.5 billion and $8.8 billion for the fourth quarter of 2010 and 2009, respectively, and $34.2 billion and $34.8 billion for full year 2010 and 2009, respectively.

●
Total Operating Expenses (1) were $1.8 billion for the fourth quarter of 2010, $103.8 million higher than the fourth quarter of 2009 reflecting seasonal spending and the implementation of the agreement with CVS Caremark and other major programs.  The operating expense ratio (4)  was 21.2 percent in the fourth quarter 2010 and 19.5 percent in the fourth quarter 2009.  Including net realized capital gains and other items, these percentages were 22.1 percent and 20.5 percent for the fourth quarter of 2010 and 2009, respectively.

For full-year 2010, the operating expense ratio (4) increased to 19.3 percent from 18.2 percent for 2009 reflecting seasonal spending and the implementation of the agreement with CVS Caremark and other major programs.  Including net realized capital gains and other items, these percentages were 19.0 percent and 18.4 percent for full-year 2010 and 2009, respectively.
●
Corporate Financing Interest Expense was $44.9 million and $39.4 million after tax for the fourth quarter of 2010 and 2009, respectively.  Corporate Financing interest expense was $165.5 million after tax for full-year 2010, compared with $158.2 million for 2009.

●
Net Income was $215.6 million for the fourth quarter of 2010, compared with $165.9 million for the fourth quarter of 2009.  For full-year 2010, net income increased 38 percent to $1.8 billion, compared to $1.3 billion in 2009.

●
Pre-tax Operating Margin (5) was 5.5 percent for the fourth quarter of 2010, compared with 4.1 percent for the fourth quarter of 2009.  For the fourth quarter of 2010, the after-tax net income margin was 2.5 percent compared to 1.9 percent for 2009.  For full-year 2010, the pre-tax operating margin (5) was 8.0 percent compared to 6.4 percent for 2009.  The after tax net income margin for full-year 2010 was 5.2 percent compared to 3.7 percent for 2009.

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●	Share Repurchases totaled 19.5 million shares at a cost of $599 million in the fourth quarter of 2010, bringing full-year total share repurchases to 52.4 million, at a cost of $1.6 billion.

Aetna’s conference call to discuss fourth quarter 2010 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the Internet at www.aetna.com.  Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 877-548-7906 or 719-325-4869 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 3403615.  Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 3403615. Telephone replays will be available from 11:00 a.m. ET on February 4, 2011 until 11 p.m. ET on February 18, 2011.

About Aetna

Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 35.3 million people with information and resources to help them make better informed decisions about their health care.  Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans.  Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates.  For more information, see www.aetna.com.

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Consolidated Statements of Income

	For the Three Months		For the Year Ended
	Ended December 31,		December 31,
(Millions)	2010	2009	2010	2009
Revenue:
Health care premiums	$ 6,891.4	$ 7,128.3	$ 27,610.6	$ 28,243.8
Other premiums	438.0	460.0	1,822.1	1,892.4
Fees and other revenue	903.5	874.3	3,529.5	3,536.5
Net investment income	279.2	265.0	1,056.3	1,036.4
Net realized capital gains	27.8	28.6	227.5	55.0
Total revenue	8,539.9	8,756.2	34,246.0	34,764.1

Benefits and expenses:
Health care costs	5,720.7	6,085.0	22,719.6	24,061.2
Current and future benefits	524.8	556.5	2,013.4	2,078.1
Operating expenses:
Selling expenses	297.8	313.4	1,226.6	1,251.9
General and administrative expenses	1,591.8	1,477.8	5,292.4	5,131.1
Total operating expenses	1,889.6	1,791.2	6,519.0	6,383.0
Interest expense	69.1	60.6	254.6	243.4
Amortization of other acquired intangible assets	23.2	24.3	95.2	97.2
Total benefits and expenses	8,227.4	8,517.6	31,601.8	32,862.9

Income before income taxes	312.5	238.6	2,644.2	1,901.2
Income taxes	96.9	72.7	877.4	624.7
Net income	$ 215.6	$ 165.9	$ 1,766.8	$ 1,276.5

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Summary of Results

	For the Three Months		For the Year Ended
	Ended December 31,		December 31,
(Millions)	2010	2009	2010	2009
Operating earnings	$ 255.0	$ 178.6	$ 1,555.4	$ 1,237.9
Transaction-related costs	(43.1)	-	(43.1)	-
Litigation-related insurance proceeds	16.4	-	101.5	24.9
Severance and facilities charge	(30.8)	(60.9)	(30.8)	(60.9)
ESI settlement	-	19.6	-	19.6
Net realized capital gains	18.1	28.6	183.8	55.0
Net income (GAAP measure)	$ 215.6	$ 165.9	$ 1,766.8	$ 1,276.5

Weighted average common shares - basic	396.0	433.1	415.7	441.1

Weighted average common shares - diluted	403.3	441.5	422.9	449.5

Per Common Share
Operating earnings	$ .63	$ .40	$ 3.68	$ 2.75
Transaction-related costs	(.11)	-	(.10)	-
Litigation-related insurance proceeds	.04	-	.24	.06
Severance and facilities charge	(.07)	(.14)	(.07)	(.14)
ESI settlement	-	.05	-	.05
Net realized capital gains	.04	.07	.43	.12
Net income (GAAP measure)	$ .53	$ .38	$ 4.18	$ 2.84

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Segment Information (6)

	For the Three Months		For the Year Ended
	Ended December 31,		December 31,
(Millions)	2010	2009	2010	2009
Health Care:
Revenue, excluding net realized capital gains
and the ESI settlement	$ 7,871.1	$ 8,046.1	$ 31,442.7	$ 32,024.1
ESI settlement	-	30.2	-	30.2
Net realized capital gains	33.5	12.1	161.3	19.0
Total revenue (GAAP measure)	$ 7,904.6	$ 8,088.4	$ 31,604.0	$ 32,073.3

Commercial Medical Benefit Ratio:
Premiums	$ 5,199.7	$ 5,474.1	$ 20,632.2	$ 21,581.6
Health care costs (GAAP measure)	$ 4,194.6	$ 4,655.5	$ 16,624.4	$ 18,246.6
Favorable (unfavorable) development of prior-period
health care cost estimates	87.3	59.0	60.2	(96.6)
Health care costs, excluding prior-period development	$ 4,281.9	$ 4,714.5	$ 16,684.6	$ 18,150.0

Commercial MBR (GAAP measure)	80.7%	85.0%	80.6%	84.5%
Commercial MBR, excluding prior-period reserve development	82.3%	86.1%	80.9%	84.1%

Operating earnings	$ 280.4	$ 261.6	$ 1,650.1	$ 1,412.7
Transaction-related costs	(43.1)	-	(43.1)	-
Litigation-related insurance proceeds	16.4	-	101.5	24.9
Severance and facilities charge	(30.8)	(60.9)	(30.8)	(60.9)
ESI settlement	-	19.6	-	19.6
Net realized capital gains	21.8	12.1	131.0	19.0
Net income (GAAP measure)	$ 244.7	$ 232.4	$ 1,808.7	$ 1,415.3

Group Insurance:
Revenue, excluding net realized capital gains	$ 502.6	$ 510.1	$ 2,051.2	$ 2,101.2
Net realized capital gains	6.8	15.4	67.4	41.8
Total revenue (GAAP measure)	$ 509.4	$ 525.5	$ 2,118.6	$ 2,143.0

Operating earnings (loss)	$ 20.5	$ (14.1)	$ 128.0	$ 103.8
Net realized capital gains	4.4	15.4	51.6	41.8
Net income (GAAP measure)	$ 24.9	$ 1.3	$ 179.6	$ 145.6

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Segment Information continued (6)

	For the Three Months		For the Year Ended
	Ended December 31,		December 31,
(Millions)	2010	2009	2010	2009
Large Case Pensions:
Revenue, excluding net realized capital (losses) gains	$ 138.4	$ 141.2	$ 524.6	$ 553.6
Net realized capital (losses) gains	(12.5)	1.1	(1.2)	(5.8)
Total revenue (GAAP measure)	$ 125.9	$ 142.3	$ 523.4	$ 547.8

Operating earnings	$ 6.4	$ 8.6	$ 27.8	$ 32.2
Net realized capital (losses) gains	(8.1)	1.1	1.2	(5.8)
Net income (GAAP measure)	$ (1.7)	$ 9.7	$ 29.0	$ 26.4

Total Company:
Revenue, excluding net realized capital gains
and the ESI settlement (A)	$ 8,512.1	$ 8,697.4	$ 34,018.5	$ 34,678.9
ESI settlement	-	30.2	-	30.2
Net realized capital gains	27.8	28.6	227.5	55.0
Total revenue (GAAP measure) (B)	$ 8,539.9	$ 8,756.2	$ 34,246.0	$ 34,764.1

Business segment operating expenses (C)	$ 1,790.0	$ 1,638.8	$ 6,431.0	$ 6,092.7
Corporate Financing segment operating expenses (7)	11.3	58.7	130.7	234.8
Operating expenses, including Corporate Financing segment (D)	1,801.3	1,697.5	6,561.7	6,327.5
Transaction-related costs	66.2	-	66.2	-
Litigation-related insurance proceeds	(25.3)	-	(156.3)	(38.2)
Severance and facilities charge	47.4	93.7	47.4	93.7
Total operating expenses (GAAP measure) (E)	$ 1,889.6	$ 1,791.2	$ 6,519.0	$ 6,383.0

Operating Expenses Ratios:
Business segment operating expense ratio (C)/(A)	21.0%	18.8%	18.9%	17.6%
Operating expense ratio (D)/(A)	21.2%	19.5%	19.3%	18.2%
Total operating expense ratio (E)/(B) (GAAP measure)	22.1%	20.5%	19.0%	18.4%

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Membership

	December 31,	September 30,	December 31,
(Thousands)	2010	2010	2009
Medical Membership:
Commercial	16,824	16,908	17,435
Medicare	445	449	433
Medicaid	1,199	1,171	1,046
Total Medical Membership	18,468	18,528	18,914

Consumer-Directed Health Plans (8)	2,184	2,225	1,868

Dental Membership:
Commercial	12,137	12,206	12,302
Medicare & Medicaid	639	625	692
Network Access (9)	971	967	1,067
Total Dental Membership	13,747	13,798	14,061

Pharmacy Benefit Management Membership:
Commercial	8,553	8,644	9,728
Medicare PDP (stand-alone)	608	622	346
Medicare Advantage PDP	227	231	240
Medicaid	27	30	30
Total Pharmacy Benefit Management Services	9,415	9,527	10,344
Mail Order (10)	602	627	669
Total Pharmacy Membership	10,017	10,154	11,013

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Operating Margins

	For the Three Months		For the Year Ended
	Ended December 31,		December 31,
(Millions)	2010	2009	2010	2009
Reconciliation to Income Before Income Taxes:
Operating earnings before income taxes, excluding interest
expense and amortization of other acquired intangible assets (A)	$ 465.3	$ 358.4	$ 2,723.8	$ 2,212.1
Interest expense	(69.1)	(60.6)	(254.6)	(243.4)
Amortization of other acquired intangible assets	(23.2)	(24.3)	(95.2)	(97.2)
Transaction-related costs	(66.2)	-	(66.2)	-
Litigation-related insurance proceeds	25.3	-	156.3	38.2
Severance and facilities charge	(47.4)	(93.7)	(47.4)	(93.7)
ESI settlement	-	30.2	-	30.2
Net realized capital gains	27.8	28.6	227.5	55.0
Income before income taxes (GAAP measure)	$ 312.5	$ 238.6	$ 2,644.2	$ 1,901.2

Reconciliation to Net Income:
Operating earnings, excluding interest expense and
amortization of other acquired intangible assets, net of tax	$ 315.0	$ 233.8	$ 1,782.8	$ 1,459.3
Interest expense, net of tax	(44.9)	(39.4)	(165.5)	(158.2)
Amortization of other acquired intangible assets, net of tax	(15.1)	(15.8)	(61.9)	(63.2)
Transaction-related costs, net of tax	(43.1)	-	(43.1)	-
Litigation-related insurance proceeds, net of tax	16.4	-	101.5	24.9
Severance and facilities charge, net of tax	(30.8)	(60.9)	(30.8)	(60.9)
ESI settlement, net of tax	-	19.6	-	19.6
Net realized capital gains, net of tax	18.1	28.6	183.8	55.0
Net income (GAAP measure) (B)	$ 215.6	$ 165.9	$ 1,766.8	$ 1,276.5

Reconciliation of Revenue:
Revenue, excluding net realized capital gains
and the ESI settlement (C)	$ 8,512.1	$ 8,697.4	$ 34,018.5	$ 34,678.9
ESI settlement	-	30.2	-	30.2
Net realized capital gains	27.8	28.6	227.5	55.0
Total revenue (GAAP measure) (D)	$ 8,539.9	$ 8,756.2	$ 34,246.0	$ 34,764.1

Operating and Net Income Margins:
Pretax operating margin (A)/(C)	5.5%	4.1%	8.0%	6.4%
After-tax net income margin (B)/(D) (GAAP measure)	2.5%	1.9%	5.2%	3.7%

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(1) Operating earnings and operating earnings per share exclude net realized capital gains and losses and other items, if any, from net income.  Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna’s underlying business performance from period to period.  Management uses operating earnings to assess business performance and to make decisions regarding Aetna’s operations and allocation of resources among Aetna’s businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

The following items are excluded from operating earnings because we believe they neither relate to the ordinary course of our business nor reflect our underlying business performance:
➢
In the fourth quarter of 2010, we recorded transaction-related costs of $43.1 million ($66.2 million pretax).  These costs related to the Pharmacy Benefit Management Subcontract Agreement with CVS Caremark Corporation and the announced acquisition of Medicity Inc.

➢
Following a Pennsylvania Supreme Court ruling in June 2009, we recorded proceeds of $16.4 million ($25.3 million pretax) and $101.5 million ($156.3 million pretax) for the three months and year ended December 31, 2010, respectively, and $24.9 million ($38.2 million pretax) for the year ended December 31, 2009 from our liability insurers related to certain litigation we settled in 2003.

➢
In the fourth quarters of 2010 and 2009, we recorded severance and facilities charges of $30.8 million ($47.4 million pretax) and $60.9 million ($93.7 million pretax), respectively. The 2010 severance and facilities charges related to actions taken in 2010 or committed to be taken in 2011. The 2009 severance and facilities charges related to actions previously taken.

➢
In 2009, we reached an agreement with Express Scripts, Inc. and one of its subsidiaries (collectively "ESI") to settle certain litigation in which we were the plaintiff.  Under the applicable settlement, we received approximately $19.6 million ($30.2 million pretax), net of fees and expenses, in the fourth quarter of 2009.

➢
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna’s business operations.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 9 through 11 and 13 of this press release.

(2)  Projected operating earnings per share exclude any future net realized capital gains and losses and other items, if any, from net income.  Aetna is not able to project the amount of future net realized capital gains and losses and therefore cannot reconcile projected operating earnings to projected net income in any period.  Projected operating earnings per share for the full year 2011 reflect approximately 384 million weighted average diluted shares.

(3)  Revenue excludes net realized capital gains and losses and the 2009 ESI settlement as noted in (1) above.  Refer to tables on pages 10, 11 and 13 of this press release for a reconciliation of revenue excluding net realized capital gains and losses to revenue calculated under GAAP.

(4)  The operating expense ratio excludes net realized capital gains and losses and other items, if any.  For a reconciliation of this metric to the comparable GAAP measure refer to page 11 of this press release.

(5)   In order to provide useful information regarding Aetna’s profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna’s pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess Aetna’s performance, including performance versus competitors.

(6) Revenue and operating expense information is presented before income taxes.  Operating earnings is presented net of income taxes.

(7)  Our Corporate Financing segment is not a business segment. It is added to our business segments to reconcile to our consolidated results. The Corporate Financing segment includes interest expense on our outstanding debt and the financing components of our pension and other postretirement benefit plan expenses.

(8)  Represents members in consumer-directed health plans included in Aetna’s Commercial medical membership.

(9)  Represents members in products that allow these members access to Aetna’s dental provider network for a nominal fee.

(10) Represents members who purchased medications through Aetna’s mail order pharmacy operations during the quarterly period and are included in pharmacy membership above.

Aetna/15

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share and weighted average diluted shares, and the timing and amount of any future dividends.  Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control.  Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, particularly the implementation of health care reform legislation and changes in Aetna’s future cash requirements, capital requirements, results of operations, financial condition and/or cash flows.  Health care reform will significantly impact our business operations and financial results, including our medical benefit ratios.  Components of the legislation will be phased in over the next seven years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform.  Many significant parts of the legislation, including medical loss ratios, require further guidance and clarification both at the federal level and in the form of regulations and actions by state legislatures to implement the law.  As a result, many of the impacts of health care reform will not be known for the next several years.  Other important risk factors include adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate); adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform, changes in health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); our ability to differentiate our products and solutions from those offered by our competitors, and demonstrate that our products lead to access to better quality of care by our members; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of the H1N1 or other flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated; adverse changes in size, product mix or medical cost experience of membership; our ability to diversify our sources of revenue and earnings; adverse pricing or funding actions by federal or state government payors; the ability to successfully implement our agreement with CVS Caremark Corporation on a timely basis and in a cost-efficient manner and to achieve projected operating efficiencies for the agreement; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the success of our health information technology initiatives; the ability to successfully integrate our businesses (including acquired businesses) and implement multiple strategic and operational initiatives simultaneously; managing executive succession and key talent retention, recruitment and development; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the outcome of various litigation and regulatory matters, including the sanctions imposed on us by CMS, the CMS risk adjustment audits of certain of our Medicare contracts, guaranty fund assessments and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers; reputational issues arising from data security breaches or other means; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to maintain our relationships with third party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; and a downgrade in our financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2009 Annual Report on Form 10-K (Aetna’s “2009 Annual Report”) and Aetna’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 (Aetna’s “Quarterly Reports”), each on file with the Securities and Exchange Commission (the “SEC”).  You also should read Aetna’s 2009 Annual Report and Aetna’s 2010 Quarterly Reports on file with the SEC and Aetna's 2010 Annual Report on Form 10-K when filed with the SEC for a discussion of Aetna’s historical results of operations and financial condition.